Exhibit (d)(v)(a)

SA FUNDS - INVESTMENT TRUST
INTERIM INVESTMENT ADVISORY AND ADMINISTRATIVE SERVICES AGREEMENT

INTERIM INVESTMENT ADVISORY AND ADMINISTRATIVE SERVICES AGREEMENT made as of November 30, 2018, by and between SA Funds – Investment Trust, a Delaware statutory trust (the “Trust”), on behalf of each series of the Trust listed on Appendix A hereto, as may be amended from time to time (each a “Fund” and collectively the “Funds”), and BAM Advisor Services, LLC (the “Manager”).

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust previously retained LWI Financial Inc. (“LWI”) to provide investment management and administrative services to the Funds pursuant to the Investment Advisory and Administrative Services Agreement dated December 9, 2014, as amended (the “Prior Advisory Agreement”); and

WHEREAS, the Prior Advisory Agreement, by its terms, and in accordance with certain provisions of the 1940 Act, terminated upon its assignment; and

WHEREAS, LWI was acquired by a wholly-owned subsidiary of Focus Financial Partners, LLC (“Focus”), and the assets of LWI were transferred to the Manager, another wholly-owned subsidiary of Focus (the “Transaction”); and

WHEREAS, the Transaction resulted in the automatic termination of the Prior Advisory Agreement, pursuant to Section 15(a)(4) of the 1940 Act; and

WHEREAS, Rule 15a-4 under the 1940 Act provides a temporary exemption allowing an adviser to serve on an interim basis under an agreement that shareholders have not approved, notwithstanding the automatic termination of or failure to renew the advisory agreement, provided the Trust’s board approves such interim agreement; and

WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and is engaged in the business of supplying investment advice, investment management and administrative services, as an independent contractor; and

WHEREAS, the Trust desires to retain the Manager to render investment management and administrative services to the Funds on an interim basis pursuant to Rule 15a-4 under the 1940 Act to allow the Funds’ shareholders an opportunity to approve a new definitive investment advisory agreement between the Trust, on behalf of the Funds and the Manager (the “New Definitive Agreement”), and the Manager is willing to provide the services hereunder;

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

1. Appointment of Manager. The Manager is hereby appointed to serve as the investment adviser and administrator to the Funds, to provide investment advisory and administrative services with respect to each Fund for the period and on the terms set forth in this Agreement, subject to the supervision and direction of the Trust’s Board of Trustees. The Manager hereby accepts such appointment.

2. Retention of Sub-Administrators. Subject to the provisions of the Trust’s Agreement and Declaration of Trust and the 1940 Act, the Manager may: (i) select and contract with one or more administrators (the “Sub-Administrators”) to provide certain administrative services to assist the Manager in carrying out its responsibilities as administrator to the Trust, as the Manager may from time to time deem appropriate; and/or (ii) delegate any or all of its functions hereunder to one or more Sub-Administrators, provided that any such contract with a Sub-Administrator shall be approved by the Trust’s Board of Trustees. So long as any Sub-Administrator serves as sub-administrator to any Fund pursuant to a sub-administration agreement, the responsibilities and obligations of the Manager under this Agreement shall include, subject in any event to the supervision and direction of the Trust’s Board of Trustees, to determine and review with such Sub-Administrator the policies related to the administration of the Funds, as further described in the sub-administration agreement, and oversee the performance by the Sub-Administrator of the delegated duties. The retention of a Sub-Administrator shall in no way reduce the responsibilities and obligations of the Manager under this Agreement and the Manager shall be responsible to the Trust for all acts or omissions of the Sub-Administrator in connection with the performance of the Manager’s duties under this Agreement. The Manager may terminate the services of any Sub-Administrator at any time, subject to the approval of the Trust’s Board of Trustees, and shall at such time assume the responsibilities and obligations of such Sub-Administrator unless and until a successor Sub-Administrator is selected.

3. Duties of Manager.

(a) Investment Management. The Manager shall act as investment manager to the Funds and shall supervise and direct the investment of the Funds’ assets on behalf of the Funds in accordance with applicable law, the Trust’s governing documents, the investment objectives, investment program, policies and restrictions of the Funds as provided in the then-current prospectus and the then-current Statement of Additional Information contained in the Trust’s Registration Statement under the 1940 Act and the Securities Act of 1933, as amended (the “1933 Act”), and such other limitations as the Trust’s Board of Trustees may impose from time to time in writing to the Manager. The Manager shall formulate and implement a continuing program for the management of each Fund’s assets. Without limiting the generality of the foregoing, the Manager shall: (i) furnish the Funds with advice and recommendations with respect to the investment of each Fund’s assets and the purchase and sale of portfolio securities for the Funds, including the taking of such other steps as may be necessary to implement such advice and recommendations; (ii) furnish the Funds with reports, statements and other data on securities, economic conditions and other pertinent subjects which the Trust’s Board of Trustees may reasonably request; (iii) manage the investments of the Funds, subject to the ultimate supervision and direction of the Trust’s Board of Trustees; (iv) render to the Trust’s Board of Trustees such periodic and special reports with respect to each Fund’s investment activities as the Board may reasonably request; and (v) vote all proxies received in connection with securities held by the Funds; and (vi) provide asset allocation and portfolio rebalancing services to investors and advisors utilizing the Manager’s structured investing programs.

(b) Brokerage. The Manager shall place orders for the purchase and sale of securities either directly with the issuer or with a broker or dealer selected by the Manager. In placing each Fund’s securities trades, it is recognized that the Manager will use its best efforts to secure the most favorable price and efficient execution, except to the extent that it may be permitted to pay higher brokerage commissions for brokerage or research services as described below.

It is understood that it is desirable for the Funds that the Manager have access to investment and market research and securities and economic analyses provided by brokers and others. It is also understood that brokers providing such services may execute brokerage transactions at a higher cost to the Funds than might result from the allocation of brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the purchase and sale of securities for the Funds may be made with brokers who provide such research and analysis, subject to review by the Trust’s Board of Trustees from time to time with respect to the extent and continuation of this practice to determine whether each Fund benefits, directly or indirectly, from such practice. The Manager may select broker-dealers for the execution of the Funds’ portfolio transactions who provide research and analysis as the Manager may lawfully and appropriately use in its investment management and advisory capacities, whether or not such research and analysis may also be useful to the Manager in connection with their services to other clients.

On occasions when the Manager deems the purchase or sale of a security to be in the best interests of one or more of the Funds as well as of other clients, the Manager, to the extent permitted by applicable laws and regulations, may aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and the most efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Manager in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Funds and to such other clients.

(c) Administrative Services. The Manager shall oversee the administration of all aspects of the Trust’s business and affairs and shall provide certain services required for effective administration of the Trust. The Manager shall furnish, without cost to the Trust, services of persons to perform the executive, administrative, compliance and clerical functions of the Trust that are not performed by or through other persons or agents engaged by the Trust (including such agents as the transfer and dividend disbursing agent, depository agent or custodian, or accounting agent).

The Manager shall provide suitable office space and furnishing (which may be in the offices of the Manager), small office equipment and utilities, supplies and postage as are necessary for the performance of its duties to the Trust under this Agreement.

The Manager shall assist the Trust in selecting, coordinating the activities of, supervising and acting as liaison with any other persons and agents engaged by the Trust, including the Trust’s depository agent or custodian, accounting agent, transfer agent, dividend disbursing agent, sub-administrator, independent accountants and legal counsel.

The Manager will maintain, or cause to be maintained, all financial, accounting, corporate and other records required to be maintained and preserved by the Trust or on its behalf in accordance with applicable laws and regulations.

The Manager shall provide persons satisfactory to the Trust’s Board of Trustees to act as officers and employees of the Trust and the Funds (such officers and employees, as well as certain trustees, may be trustees, directors, officers, partners, employees or other agents of the Manager or its affiliates).

The Manager shall furnish to or place at the disposal of the Trust such information, reports, evaluations, analyses and opinions relating to its administrative functions as the Trust may, at any time or from time to time, reasonably request or as the Manager may deem helpful to the Trust.

The Manager shall assist in the development and preparation of all reports and communications by the Trust to the Funds’ shareholders and all reports and filings necessary to maintain the registrations and qualifications of the Trust’s shares under federal and state law. The Manager will also prepare or assist in the preparation of all required tax returns, proxy statements and reports or filings with any governmental agency.

The Manager shall respond to all inquiries from shareholders or otherwise answer communications from shareholders. If any such inquiry or communication would be more properly answered by one of the agents listed above, the Manager will relay the inquiry or communication to such agent and oversee their response.

4. Best Judgment and Efforts. The Manager shall use its best judgment and efforts in rendering the advice and services to the Trust as contemplated by this Agreement.

5. Independent Contractor. The Manager shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized to do so, have no authority to act for or represent the Trust or the Funds in any way, or in any way be deemed an agent for the Trust or for the Funds. It is expressly understood and agreed that the services to be rendered by the Manager to the Trust and the Funds under the provisions of this Agreement are not to be deemed exclusive, and the Manager shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

6. Manager’s Personnel. The Manager shall, at its own expense (except as otherwise provided in this Agreement), maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Manager shall be deemed to include persons employed or retained by the Manager to furnish statistical information, research, and other factual information, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice and assistance as the Manager or the Trust’s Board of Trustees may desire and reasonably request.

7. Reports by Trust to Manager. The Trust shall from time to time furnish or otherwise make available to the Manager detailed statements of the investments and assets, prospectuses, Statements of Additional Information, financial reports, proxy statements, legal and other information relating to the business and affairs of the Trust, with respect to each Fund, as may be in its possession or available to it, together with such other information as the Manager may reasonably request.

8. Ownership and Confidentiality of Records. All records required to be maintained and preserved by the Trust pursuant to the provisions of rules or regulations of the Securities and Exchange Commission under Section 31(a) of the 1940 Act and maintained and preserved by the Manager on behalf of the Trust are the property of the Trust and shall be surrendered by the Manager promptly on request by the Trust. The Manager (and its affiliates) shall not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized by this Agreement or by the Trust’s Board of Trustees, or as required by applicable law. The Manager (and its affiliates) shall keep confidential any information obtained in connection with its duties hereunder and shall disclose such information only if the Trust has authorized such disclosure or if such disclosure is expressly required by applicable law or federal or state regulatory authorities.

9. Allocation of Expenses.

(a) Expenses Paid by the Manager.

(1) Salaries and Fees of Trustees and Officers. As between the Trust and the Manager, the Manager shall pay all salaries, expenses, and fees, if any, of the Trustees, officers, and employees of the Trust who are directors, officers, employees or other agents of the Manager.

(2) Waiver or Assumption and Reimbursement of Trust Expenses by the Manager. The waiver or assumption and reimbursement by the Manager of any expense of the Trust that the Manager is not required by this Agreement to waive, or assume or reimburse, shall not obligate the Manager to waive, or assume or reimburse, the same or any similar expense of the Trust on any subsequent occasion, unless so required pursuant to a separate agreement between the Trust and the Manager.

(b) Expenses Paid by the Trust. The Trust shall bear all expenses of its organization, operation, and business not specifically waived, assumed, or agreed to be paid by the Manager as provided in this Agreement or any other agreement between the Trust and the Manager. In particular, the expenses that the Trust shall bear include, but are not limited to:

(1) Custody and Accounting Services. All fees and expenses of depositories, custodians, accounting service agents and other agents for the transfer, receipt, safekeeping, servicing of and accounting for the Funds’ cash, securities, and other property.

(2) Distribution Expenses. Distribution expenses of the Funds paid pursuant to any plan of distribution that may be adopted in accordance with the provisions of Rule 12b-1 under the 1940 Act.

(3) Shareholder Service Expenses. Shareholder service expenses of the Funds paid pursuant to the Shareholder Service Agreement between the Trust and the Manager and any similar agreement that the Trust may adopt.

(4) Transfer Agency and Dividend Disbursement. All costs of establishing, maintaining and servicing accounts of shareholders of the Funds, all fees and expenses of the Trust’s transfer agent, sub-administrator, dividend disbursing agent and any other agents engaged by the Trust to service such accounts.

(5) Shareholder Reports and Other Communications. All costs of preparing, Edgarizing, setting in type, printing and distributing reports and other communications to shareholders of the Funds and filing the same, if necessary, with regulatory authorities.

(6) Prospectuses. All costs of preparing, Edgarizing, setting in type, printing and mailing to shareholders of the Funds annual or more frequent revisions of the Trust’s prospectuses and Statements of Additional Information and any supplements thereto and filing the same with regulatory authorities.

(7) Shareholder Meetings. All costs incidental to holding meetings of shareholders of the Funds, including the printing of notices and proxy materials, and proxy solicitations therefor.

(8) Pricing and Portfolio Valuation. All costs of daily valuation of the individual portfolio securities of the Funds and daily computation of the net asset value per share of the Funds, including the cost of any equipment obtained by the Trust, the Manager, or agents of the Trust, or a proportionate share of the cost of any equipment currently owned by the Manager, that will be used to price the Funds’ shares or value the Funds’ assets or the cost of the services of any agents engaged by the Trust for the purpose of pricing Fund shares or valuing the assets of the Funds.

(9) Communications. All charges for equipment or services used for communications with respect to the Funds between the Manager or the Trust and the depository agent or custodian, accounting or pricing agent, transfer agent, dividend disbursing agent, sub-administrator or any other agent engaged by the Trust to provide services to the Funds.

(10) Legal and Accounting Fees. All charges for services and expenses of the Trust’s legal counsel, legal counsel to the independent Trustees, and independent accountants.

(11) Trustees’ Fees and Expenses. All compensation of Trustees (other than those Trustees affiliated with the Manager), all expenses incurred in connection with their services as Trustees, and all expenses of meetings of the Trust’s Board of Trustees and of committees of the Trust’s Board of Trustees.

(12) Federal Registration Fees. All fees and expenses of maintaining the registration of the Trust under the 1940 Act and maintaining the registration of the Fund’s shares or registering additional shares of the Fund under the 1933 Act, including all fees and expenses incurred in connection with the preparation, setting in type, printing and filing of any post-effective amendments or supplements to the Registration Statement, prospectuses and Statements of Additional Information for the Trust under the 1933 Act or the 1940 Act that may be prepared from time to time.

(13) Blue Sky Fees. All fees and expenses (i) of filing documentation to permit the offer and sale of shares of the Trust or the Funds, as appropriate, under the securities laws of various states and jurisdictions and (ii) of maintaining the registration and qualification of the Trust or the Funds, as appropriate, under all other laws applicable to the Trust or the Funds, as appropriate, or its business activities.

(14) Issue, Redemption and Transfer of the Funds’ Shares. All expenses incurred in connection with the issue, redemption and transfer of the Funds’ shares, including the expenses of confirming all share transactions and of transmitting share certificates, if any are issued, for the Funds.

(15) Bonding and Insurance. All expenses of bond, liability and other insurance coverage required by law or regulation or deemed advisable by the Trust’s Board of Trustees, including, without limitation, such bond, liability and other insurance expense that may from time to time be allocated to the Trust in a manner approved by the Trust’s Board of Trustees.

(16) Brokerage Commissions. All brokers’ commissions and other charges incident to the purchase, sale, or lending of the Funds’ portfolio securities.

(17) Taxes. All taxes or governmental fees payable to federal, state, or other governmental agencies, domestic or foreign, including issue, stamp, or transfer taxes.

(18) Trade Association Fees. All fees, dues, costs of attendance at meetings and conferences and other expenses incurred in connection with the Trust’s membership in any trade association or other investment organization.

(19) Performance Information. Industry performance reporting services fees reasonably necessary for the Trust’s Board of Trustees to keep current regarding industry and regulatory requirements.

(20) Acquired Fund Fees and Expenses. All fees and expenses associated with investments by the Funds in any investment company or other pooled investment vehicle.

(21) Nonrecurring and Extraordinary Expenses. Such nonrecurring and extraordinary expenses as may arise, including the costs of actions, suits, or proceedings to which the Trust is a party and the expenses the Trust may incur as a result of its legal obligation to provide indemnification to its Trustees, officers, employees and agents.

10. Fees.

(a) Each Fund shall pay to the Manager, and the Manager agrees to accept as full compensation for all investment advisory and administrative services furnished or provided to such Fund pursuant to this Agreement, the fees as set forth in the Fee Schedule attached hereto as Appendix B, as may be amended in writing from time to time by the Trust and the Manager, but subject to the following conditions:

(1) the compensation earned under this Agreement will be held in an interest-bearing escrow account with each Fund's custodian (the "Escrow Account");

(2) if a majority of each Funds' outstanding voting securities approve the New Definitive Agreement within the 150 days from the effective date of this Agreement (the "150-day Period"), then the Manager will be paid the entire amount in the escrow account (including interest earned); and

(3) if a majority of each Fund's outstanding voting securities do not approve the New Definitive Agreement within the 150-day Period, then the Manager will be paid, out of the escrow account, the lesser of:

A.	any costs incurred in performing the interim contract (plus interest earned on that amount while in escrow); or

B.	the total amount in the escrow account (plus interest earned).

(b) In addition to the fees for investment advisory and administrative services, and subject to the same conditions as the fees paid under Section 10(a), each Fund shall pay to the Manager, and the Manager shall in turn pay to the Sub-Adviser, the sub-advisory fees as set forth in the Fee Schedule attached hereto as Appendix B, as may be amended in writing from time to time by the Trust and the Manager.

(c) The fees shall be accrued daily by each Fund and paid to the Escrow Account on the first business day of the next calendar month.

(d) If this Agreement becomes effective or terminates prior to the end of any month, the fee to the Manager for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs. In the case of termination, such fee shall be payable within ten (10) days after the date of termination.

11. Fund Share Activities of Managers, Directors, Officers and Employees. The Manager agrees that neither it nor any of its directors, officers or employees shall take any short position in the shares of the Funds. This prohibition shall not prevent the purchase of such shares by any of the officers and directors or bona fide employees of the Manager or any trust, pension, profit-sharing or other benefit plan for such persons or affiliates thereof, at a price not less than the net asset value thereof at the time of purchase, as allowed pursuant to rules promulgated under the 1940 Act.

12. Conflicts with Trust’s Governing Documents and Applicable Laws. Nothing herein contained shall be deemed to require the Trust or the Funds to take any action contrary to the Trust’s Agreement and Declaration of Trust, By-Laws, or any applicable statute or regulation, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust and Funds.

13. Manager’s Liabilities.

(a) Neither the Manager nor any of its directors, officers, employees or agents performing services for the Trust, with respect to the Funds, in connection with the Manager’s discharge of its obligations undertaken or reasonably assumed with respect to this Agreement, shall be liable for any act or omission in the course of or in connection with the Manager’s services hereunder, including any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates; provided, that nothing herein contained shall be construed to protect the Manager or any such persons against any liability to the Trust or its shareholders to which the Manager or such persons would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties under this Agreement in the performance of its or their duties on behalf of the Trust or for failure by the Manager or any such persons to exercise due care in rendering other services to the Trust.

(b) The Funds shall indemnify and hold harmless the Manager and its shareholders, directors, officers and employees (any such person, an “Indemnified Party”) against any loss, liability, claim, damage or expense (including the reasonable cost of investigating and defending any alleged loss, liability, claim, damage or expenses and reasonable legal fees incurred in connection therewith) arising out of the Indemnified Party’s performance or non-performance of any duties under this Agreement provided, however, that nothing herein shall be deemed to protect any Indemnified Party against any liability to which such Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of duties under this Agreement, or by reason of reckless disregard of the obligations and duties under this Agreement.

(c) No provision of this Agreement shall be construed to protect the Manager, any director or officer of the Manager, or any Trustee or officer of the Trust, from liability in violation of Sections 17(h) and (i) of the 1940 Act.

14. Non-Exclusivity. The Trust’s employment of the Manager and the provision of services to the Trust by the Manager are not exclusive arrangements. The Trust may from time to time employ other individuals or entities to furnish it with the services provided for herein, and the Manager may from time to time furnish similar services to other individuals or entities.

15. Term. This Agreement shall become effective as to each Fund as of the date set forth opposite the Fund’s name on Appendix A hereto and shall remain in effect, unless terminated sooner pursuant to the terms set forth in Section 17 herein, until the earlier of: (a) 150 days from the date first above written and (b) the date on which the New Definitive Agreement is approved by a majority of the outstanding voting securities of each Fund.

16. Amendment of Agreement. Except to the extent permitted by the 1940 Act or the rules or regulations thereunder or pursuant to any exemptive or other relief granted by the Securities and Exchange Commission or its staff, this Agreement may be amended by the parties only if such amendment is specifically approved by (i) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement nor “interested persons” of the Manager or the Trust, cast in person at a meeting called for the purpose of voting on such approval, and (ii) the vote of a majority of the outstanding voting securities of the Fund or Funds affected by the amendment.

17. Termination. This Agreement may be terminated at any time, without the payment of any penalty, by the Trust’s Board of Trustees, by the vote of a majority of the outstanding voting securities of the Trust or, with respect to any one or more of the Funds, by the vote of a majority of the outstanding voting securities of such Fund or Funds, upon ten (10) days’ prior written notice to the Manager, or by the Manager upon sixty (60) days’ prior written notice to the Trust. In the event this Agreement is terminated with respect to any Fund(s), this Agreement shall remain in full force and effect with respect to all other Funds listed on Appendix A hereto, as the same may be amended.

18. Termination by Assignment. This Agreement shall terminate automatically in the event of any transfer or assignment thereof.

19. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

20. Definitions. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court by rules, regulations, or orders of the Securities and Exchange Commission validly issued pursuant to the 1940 Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested person,” “assignment” and “affiliated person” shall have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation, or order of the Securities and Exchange Commission, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

21. Notice of Declaration of Trust. The Manager agrees that the Trust’s obligations under this Agreement shall be limited to the Funds and to their assets, and that the Manager shall not seek satisfaction of any such obligation from the shareholders of the Funds nor from any trustee, officer, employee or agent of the Trust or the Funds.

22. Captions. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

23. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Investment Advisors Act of 1940 and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all on the day and year first above written.

SA FUNDS – INVESTMENT TRUST

/s/Alexander Potts
Name: Alexander Potts
Title: President and Chief Executive Officer

BAM ADVISOR SERVICES, LLC

/s/Adam Birenbaum
Name: Adam Birenbaum
Title: Chief Executive Officer

Appendix A

Fund Schedule

Fund	Effective Date
SA Worldwide Conservative Fund	November 30, 2018
SA Worldwide Moderate Fund	November 30, 2018
SA Worldwide Equity Fund	November 30, 2018

Appendix B

Fee Schedule

The advisory and administrative fees for each Fund have two components: (i) fees on Affiliated Fund Assets (defined below); and (ii) fees on Other Assets (defined below).

No Advisory Fee or Administrative Fee on Affiliated Fund Assets. “Affiliated Fund Assets” means the assets of a Fund invested in any series of the Trust, any other investment companies advised or sub-advised by the Adviser, any money market funds, or held as cash or cash equivalents. There are no advisory or administrative fees on Affiliated Fund Assets.

Advisory Fee and Administrative Fee on Other Assets. “Other Assets” means the assets of a Fund that are not Affiliated Fund Assets. The advisory and administrative fees on Other Assets are stated at the annual rates as a percentage of a Fund’s average daily net assets as set forth below:

Fund	Advisory Fee	Administrative Fee
SA Worldwide Conservative Fund	0.25%	0.10%
SA Worldwide Moderate Fund	0.25%	0.10%
SA Worldwide Equity Fund	0.25%	0.10%